News:
For immediate release

AutoZone Files Form 10-Q for Fiscal Second Quarter 2005

Memphis, Tenn. (March 11, 2005) - AutoZone, Inc. (NYSE: AZO) today announced the filing of its Form 10-Q for the fiscal second quarter ended February 12, 2005.

As previously announced, based upon recent SEC clarification, these financial statements include an adjustment associated with its accounting for leases and related leasehold improvements. The non-cash adjustment expensed in the quarter was $25.4 million net of tax ($0.31 per share), substantially all of which related to prior years. For the remainder of fiscal 2005, the Company expects this change in accounting to have an immaterial impact on its results of operations.

As of February 12, 2005, AutoZone sells auto and light truck parts, chemicals and accessories through 3,474 AutoZone stores in 48 states plus the District of Columbia in the U.S. and 67 AutoZone stores in Mexico and also sells the ALLDATA brand diagnostic and repair software. On the web, AutoZone sells diagnostic and repair information and auto and light truck parts through www.autozone.com.

Certain statements contained in this press release are forward-looking statements. Forward-looking statements typically use words such as “believe,” “anticipate,” “should,” “intend,” “plan,” “will,” “expect,” “estimate,” “project,” “positioned,” “strategy,” and similar expressions. These are based on assumptions and assessments made by our management in light of experience and perception of historical trends, current conditions, expected future developments and other factors that we believe to be appropriate. These forward-looking statements are subject to a number of risks and uncertainties, including without limitation: competition; product demand; the economy; the ability to hire and retain qualified employees; consumer debt levels; inflation; raw material costs of our suppliers; gasoline prices; war and the prospect of war, including terrorist activity; availability of consumer transportation; construction delays; access to available and feasible financing; and our ability to continue to negotiate pay-on-scan and other arrangements with our vendors. Forward-looking statements are not guarantees of future performance and actual results; developments and business decisions may differ from those contemplated by such forward-looking statements, and such events could materially and adversely affect our business. Forward-looking statements speak only as of the date made. Except as required by applicable law, we undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Actual results may materially differ from anticipated results. Please refer to the Risk Factors section of AutoZone’s Form 10-K for the fiscal year ended August 28, 2004, for more information related to those risks.

Contact Information:
Financial: Brian Campbell at (901) 495-7005, brian.campbell@autozone.com
Media: Ray Pohlman at (901) 495-7962, ray.pohlman@autozone.com

AutoZone’s 2nd Quarter Highlights — Fiscal 2005

Condensed Consolidated Statements of Operations
2nd Quarter
(in thousands, except per share data)

	GAAP Results		Adjustments		Adjusted
	12 Weeks Ended February 12, 2005	12 Weeks Ended February 14, 2004	12 Weeks Ended February 12, 2005*	12 Weeks Ended February 14, 2004	12 Weeks Ended February 12, 2005*	12 Weeks Ended February 14, 2004
Net sales	$1,204,055	$1,159,236	$ —	$ —	$1,204,055	$1,159,236
Cost of sales	621,684	594,925	—	—	621,684	594,925

Gross profit	582,371	564,311	—	—	582,371	564,311
Operating SG&A expenses	433,652	395,785	(40,321)	—	393,331	395,785

Operating profit (EBIT)	148,719	168,526	40,321	—	189,040	168,526
Interest expense, net	23,645	21,922	—	—	23,645	21,922

Income before taxes	125,074	146,604	40,321	—	165,395	146,604
Income taxes	30,981	54,950	30,219	—	61,200	54,950

Net income	$ 94,093	$ 91,654	$ 10,102	$ —	$ 104,195	$ 91,654

Net income per share:
Basic	$ 1.18	$ 1.06	$ 0.13	$ —	$ 1.31	$ 1.06
Diluted	$ 1.16	$ 1.04	$ 0.12	$ —	$ 1.29	$ 1.04
Weighted average shares outstanding:
Basic	79,692	86,618	79,692	86,618	79,692	86,618
Diluted	80,860	88,028	80,860	88,028	80,860	88,028

* Fiscal year 2005 includes a non-cash adjustment, substantially all of which relates to prior years, of $25.4 million (net of tax) associated with accounting for leases and leasehold improvements. Additionally, fiscal year 2005 income taxes include a $15.3 million benefit primarily from the planned one-time repatriation from foreign subsidiaries.

Year-to-date 2nd Quarter, F2005

	GAAP Results		Adjustments		Adjusted
	24 Weeks Ended February 12, 2005	24 Weeks Ended February 14, 2004	24 Weeks Ended February 12, 2005*	24 Weeks Ended February 14, 2004**	24 Weeks Ended February 12, 2005*	24 Weeks Ended February 14, 2004**
Net sales	$2,490,258	$2,441,276	$ —	$ —	$2,490,258	$2,441,276
Cost of sales	1,287,086	1,263,875	—	16,000	1,287,086	1,279,875

Gross profit	1,203,172	1,177,401	—	(16,000)	1,203,172	1,161,401
Operating SG&A expenses	838,140	793,771	(40,321)	—	797,819	793,771

Operating profit (EBIT)	365,032	383,630	40,321	(16,000)	405,353	367,630
Interest expense, net	45,435	42,182	—	—	45,435	42,182

Income before taxes	319,597	341,448	40,321	(16,000)	359,918	325,448
Income taxes	102,981	128,050	30,219	(6,003)	133,200	122,048

Net income	$ 216,616	$ 213,398	$ 10,102	$ (9,997)	$ 226,718	$ 203,400

Net income per share:
Basic	$ 2.72	$ 2.43	$ 0.13	$ (0.11)	$ 2.84	$ 2.32
Diluted	$ 2.68	$ 2.39	$ 0.13	$ (0.11)	$ 2.81	$ 2.28
Weighted average shares outstanding:
Basic	79,702	87,679	79,702	87,679	79,702	87,679
Diluted	80,803	89,219	80,803	89,219	80,803	89,219

* Fiscal year 2005 includes a non-cash adjustment, substantially all of which relates to prior years, of $25.4 million (net of tax) associated with accounting for leases and leasehold improvements. Additionally, fiscal year 2005 income taxes include a $15.3 million benefit primarily from the planned one-time repatriation from foreign subsidiaries.

** Fiscal 2004 cost of sales includes a $16 million pre-tax gain from warranty.